EXHIBIT 99.1

Pursuant to Rule 425 under the Securities Act of 1933

and deemed to be filed pursuant to Rule 14a-12 of

the Securities Exchange Act of 1934

Subject Company: Movie Star, Inc.

Commission File No.: 333-143619

1115 BROADWAY New York, NY 10010 (212) 798-4700

Movie Star, Inc. Announces Expiration of Subscription Period for $20 Million Rights Offering

NEW YORK – January 17, 2008 – Movie Star, Inc. (AMEX: MSI) (“Movie Star”) announced today that the $20 million rights offering launched on December 3, 2007 expired effective as of 5:00 p.m., Eastern time, on January 16, 2008. Based on preliminary results, Movie Star shareholders exercised basic and oversubscription rights to purchase a total of 1,504,945 shares of common stock at a subscription price of $1.76 per share, leaving a total of 9,858,691 shares of common stock to be purchased by Fursa Alternative Strategies, LLC (“Fursa”) and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, Tokarz Investments, LLC and TTG Apparel, LLC (collectively, the “Standby Purchasers”) pursuant to the Standby Purchase Agreement with Movie Star.

The shares issued pursuant to the rights offering will be delivered as soon as practicable after (i) the satisfaction or waiver of the conditions specified in the Agreement and Plan of Merger and Reorganization (“Merger Agreement”) by and among Movie Star, Fred Merger Corp. and FOH Holdings, Inc., the parent and sole stockholder of Frederick’s of Hollywood, including, but not limited to, shareholder approval of the transactions contemplated by the merger agreement at a special meeting of Movie Star shareholders scheduled to be held on January 23, 2008, and (ii) Movie Star’s acceptance of subscriptions, which would occur immediately prior to the merger.

The rights offering, together with the commitments by the Standby Purchasers under the Standby Purchase Agreement, will generate total gross proceeds of $20 million, before deducting the expenses of the offering. The net proceeds of the offering will be used primarily for working capital to fund the expansion of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores and other general corporate purposes.

Important Additional Information has been Filed with the SEC

In connection with the transactions contemplated by the Merger Agreement, Movie Star has filed a definitive proxy statement and a final prospectus for the rights offering with the SEC. BEFORE MAKING ANY VOTING DECISION, MOVIE STAR SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Movie Star shareholders and other interested parties may obtain, without charge, a copy of the definitive proxy statement and final prospectus and other relevant documents filed with the SEC, from the SEC’s website at http://www.sec.gov. Movie Star shareholders and other interested parties also may obtain, without charge, a copy of the definitive proxy statement, final prospectus and other relevant documents by directing a request by mail or telephone to Movie Star, Inc., 1115 Broadway, New York, NY 10010, telephone: (212) 798-4700.

Participants in the Solicitation

Movie Star and its directors and officers may be deemed to be participants in the solicitation of proxies from Movie Star shareholders with respect to the transactions contemplated by the Merger Agreement. Information about Movie Star’s directors and executive officers and their ownership of Movie Star common stock is set forth in the definitive proxy statement currently on file with the SEC. Shareholders and investors may obtain additional information regarding the interests of Movie Star and its directors and executive officers in the transactions contemplated by the merger agreement, which may be different than those of Movie Star shareholders generally, by reading the proxy statement and other relevant documents regarding the transactions contemplated by the merger agreement that have been filed with the SEC.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; the timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400